Deloitte &
 Touche LLP         Two Hilton Court                   Telephone: (201) 631-7000
                    P.O. Box 319                       Facsimile: (201) 631-7459
                    Parsippany, New Jersey 07054-0319


INDEPENDENT AUDITORS' CONSENT


Benjamin Moore & Co.:

We consent to the incorporation by reference in Post-Effective Amendment No. 2 to Registration Statement No. 33-2694 and in Registration Statement Nos. 33-39750 and 33-69480 of Benjamin Moore & Co. on Form S-8 of our report dated March 5, 1996 (which expresses an unqualified opinion and includes an explanatory paragraph relating to changes in the methods of accounting for postemployment benefits, income taxes and postretirement benefits other than pensions) appearing in this Annual Report on Form 10-K of Benjamin Moore & Co. for the year ended December 31, 1995.


Deloitte & Touche LLP


Parsippany, New Jersey
March 29, 1996






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